Exhibit 10.29

AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 15th day of July, 2006 by and between Avatech Solutions, Inc. (the “Company”) and Christopher Olander (“Olander”) and supersedes the Employment Agreement between the parties dated June 18th, 2004, except that Olander’s obligations and the Company’s rights under Section 6 of the Employment Agreement will continue.

Explanatory Statement

A. Olander is currently employed by the Company as Executive Vice President and General Counsel pursuant to an employment agreement (the “Employment Agreement”).

B. Although Olander’s full time employment by the Company as its Executive Vice President and General Counsel will terminate on July 15, 2006 prior to the end of the term of the Employment Agreement dated June 18, 2004, the Company desires to maintain a business relationship with Olander to, among other things, more effectively explore certain business opportunities.

C. The Company desires to retain Olander, and Olander desires to be retained by the Company, as a part-time employee, on an as-needed basis, commencing on the date of this Agreement and ending on December 15, 2006.

NOW, THEREFORE, in consideration of the Explanatory Statement, which is incorporated herein by reference, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Employment. The Company hereby retains Olander, and Olander accepts such retainer, as a part-time employee of the Company to assist the Company in creating and completing certain advantageous business opportunities. When the Company identifies a possible business opportunity, it may, at its sole discretion, request that Olander perform certain services on the Company’s behalf in connection therewith, and Olander agrees to make himself reasonably available to assist the Company in pursuing such opportunity.

2. Compensation; Benefits. Through December 15, 2006, the Company shall compensate Olander hereunder at the same rate of Base Salary, paid at the same times, as currently is the case under the Employment Agreement dated June 18, 2004 so long as Olander shall not be employed full-time by another company. Olander shall continue to be eligible for coverage by the Company’s medical, dental, life, disability and 401(k) Plans until December 15, 2006, to the extent permitted by the applicable benefit plans and by the companies issuing group insurance policies with respect to such benefits. He shall not accrue any additional vacation, sick or any other paid time off after July 15, 2006 and will not be eligible for any incentive payments or any other additional compensation after July 15, 2006. Should Olander accept full-time employment with another company, he will no longer be eligible for dental, life, disability or 401(k) participation. Olander may elect to participate in the Company’s medical plan from December 16, 2006 until June 18, 2007 provided that he remits a check to the Company, in advance, for the then employee’s share of the monthly health insurance premium. Olander’s check for this coverage must be received by the Company by the 1st day of the month for which he intends to continue coverage. If the check has not been received, the Company may terminate coverage for Olander and return any monies received after that date. For purposes of COBRA, the continuation period will be deemed to have begun on July 1, 2006.

3. Options. All unexercised, vested options to purchase the Company’s common stock previously granted to Olander shall not terminate upon his termination of employment with the Company on December 15, 2006, but shall continue to remain in effect as nonqualified stock options under the Company’s 2002 Incentive Stock Option Plan, and shall terminate instead on July 15, 2007.

4. No Disparagement or Adverse Action. On or after July 13, 2006, Olander has not made and will not make any disparaging or derogatory statements, whether oral or written, regarding the Company, or its directors, officers, employees or agents. Olander has not taken and will not take any action adverse to the Company, or its directors, officers, employees, or agents. Olander will not make any statement or take any action which could encourage or result in the resignation of any employee of the Company. For purposes of this Section and Section 5, the term “Company” includes any parent, subsidiary, or entity under common control with the Company (“affiliated entity”). Donald Walsh, CEO, W. Scott Harris, President and COO, and Lawrence Rychlak, CFO, have agreed that on and after July 13, 2006, they have not made and will not make any disparaging or derogatory statements, whether oral or written, regarding Olander, except for statements which an officer believes he should make in the course of his duties on behalf of the Company.

5. Release. Olander releases and discharges the Company, and its officers, directors, employees and agents from all claims, rights, charges and/or causes of action (hereinafter referred to as “claims”) which he had, now has or hereafter may have arising out of or related to his employment with the Company, the termination of his employment, and/or any other matter through the date this Agreement is signed, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), claims under all other employment discrimination laws, tort claims, contract claims, and claims under all federal, state and local laws.

Olander confirms that the consideration provided under this Agreement is in addition to that to which he was already entitled. Olander voluntarily agrees to accept the consideration set forth in this Agreement in full accord and satisfaction of all claims. This Release is agreed to without reliance upon any statement or representation.

Olander will not file or maintain any suit (or accept any compensation, benefit, or other personal remedy of any kind in any non-judicial forum) arising out of or related to the matters released.

The Company releases Olander from all claims which it had, now has or hereafter may have arising out of or related to his employment with the Company and/or any other matter through the date this Agreement is signed, except for a claim arising out of or related to Olander’s breach of Section 6 of the Employment Agreement dated June 18, 2004 or for conduct which constitutes “Cause” as defined in Section 5.1 of such Agreement.

6. Remedies for Breach. In the event Olander breaches any commitment made in this Agreement other than a commitment which is related to a claim under the ADEA, then, in addition to any other rights the Company may have: (a) Olander agrees that no further payments under this Agreement shall be due and the Company shall have the right to recover an amount equal to the Base Salary paid to Olander after June 15, 2006 and (b) Olander shall pay the Company’s attorney’s fees and other costs incurred by the Company in connection with the breach or a threatened breach, including, but not limited to, seeking to recover such payments and/or to obtain injunctive relief with respect to the breach or any subsequent breach.

In the event Olander breaches any commitment made in this Agreement which is related to a claim under the ADEA, then to the extent permitted by the ADEA, Olander agrees that the Company shall have the rights set forth in (a) and (b) of the preceding paragraph of this Section 6.

7. Miscellaneous. The parties have made no representations except as expressly set forth herein. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby waive trail by jury in any action arising under this Agreement. Any action arising under this Agreement shall be brought in and shall be subject to the exclusive jurisdiction and venue of the federal courts located in Maryland or the Circuit Court for Baltimore County.

8. Revocation Period. OLANDER SHALL HAVE THE RIGHT TO UNI-LATERALLY REVOKE THIS AGREEMENT BY DELIVERING HIS WRITTEN REVOCATION TO DONALD R. WALSH AT THE COMPANY’S MAIN OFFICE DURING THE SEVEN (7) DAY PERIOD FOLLOWING THE DATE HE SIGNS IT. This Agreement shall become effective and enforceable after the expiration of the revocation period. The Company is not obligated to make any payments or provide any benefits under this Agreement until the Agreement becomes effective and enforceable.

OLANDER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT COMPLETELY; THAT HE CAN TAKE UP TO 21 DAYS FROM THE DATE HE RECEIVED THIS AGREEMENT TO DECIDE WHETHER TO SIGN IT; THAT HE HAS BEEN ADVISED IN WRITING, VIA THIS AGREEMENT, TO CONSULT WITH AN ATTORNEY REGARDING IT; AND THAT HE UNDERSTANDS EACH AND EVERY PROVISION OF IT.

IN WITNESS WHEREOF, the parties have placed their hands and seals as of the date first above written.

/s/ Christopher Olander	7/14/06
Christopher Olander	Date
Avatech Solutions, Inc.

/s/ Donald R. Walsh	7/14/06
Donald R. (Scotty) Walsh	Date
Chief Executive Officer